Exhibit 99.1

HCP Reports Second Quarter 2018 Results
IRVINE, CA, August 2, 2018 -- HCP, Inc. (NYSE: HCP) today announced results for the second quarter ended June 30, 2018. For the quarter, we generated net income of $0.19 per share, FFO of $0.45 per share and FFO as adjusted of $0.47 per share.
QUARTERLY AND RECENT HIGHLIGHTS

–	Entered into a $605 million joint venture with Morgan Stanley Real Estate Investing on a two million square foot medical office portfolio

–	Commenced $267 million of life science development projects, including $160 million at Hayden Research Campus in the Boston market and $107 million at Phase IV of The Cove in South San Francisco

–
Generated $892 million of proceeds from asset sales, including: (i) a 51% interest in our U.K. holdings; (ii) our remaining investment in the RIDEA II senior housing joint venture ("RIDEA II"); and (iii) five assets sold to Brookdale Senior Living, Inc. ("Brookdale")

–	Under contract on the previously announced disposition of 22 senior housing communities managed by Brookdale to an investment fund managed by affiliates of Apollo Global Management for $428 million

–	Completed 28 senior housing operator transitions from Brookdale to date, including 20 to Atria, five to Sunrise, two to Eclipse and one to Sonata

–	Completed 324,000 square feet of leasing at Phase III of The Cove, bringing Phase III to 100% leased

–	Repaid $700 million of our 5.375% senior notes due 2021 using proceeds from capital recycling

–	Appointed Katherine Sandstrom to the Company's Board of Directors

–	Named to the FTSE4Good sustainability index for the seventh consecutive year

–	Increased 2018 FFO as adjusted guidance and reaffirmed full-year 2018 SPP Cash NOI guidance ranges

	Three Months Ended June 30, 2018		Three Months Ended June 30, 2017
(in thousands, except per share amounts)	Amount	Diluted Per Share	Amount	Diluted Per Share	Per Share Change
Net income (loss)	$89,481	$0.19	$19,283	$0.04	$0.15
FFO	$209,895	$0.45	$164,650	$0.35	$0.10
Transaction-related items	1,993	—	840	—	—
Other impairments (recoveries), net(1)	7,639	0.02	56,682	0.12	(0.10)
Litigation costs	179	—	3,366	0.01	(0.01)
Foreign currency remeasurement losses (gains)	(195)	—	(768)	—	—
FFO as adjusted	$219,511	$0.47	$224,770	$0.48	$(0.01)
FAD	$190,103		$200,157
_______________________________________

(1)
For the three months ended June 30, 2018, represents the impairment of an undeveloped life science land parcel classified as held for sale. For the three months ended June 30, 2017, represents the impairment of our Tandem Mezzanine Loan, which was sold in the first quarter of 2018.

FFO, FFO as adjusted, FAD, and SPP Cash NOI are supplemental non-GAAP financial measures that we believe are useful in evaluating the operating performance of real estate investment trusts. See “June 30, 2018 Discussion and Reconciliation of Non-GAAP Financial Measures” for definitions, discussions of their uses and inherent limitations, and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP on the Investor Relations section of our website at http://ir.hcpi.com/financial-reconciliation.
SAME PROPERTY PORTFOLIO OPERATING SUMMARY
The tables below outline the year-over-year three-month SPP Cash NOI growth and the components of our senior housing operating portfolio ("SHOP") SPP Cash NOI growth for the second quarter:

Year-Over-Year Three-Month SPP Cash NOI Growth
Senior housing triple-net	0.7%
SHOP	(4.4%)
Life science	0.5%
Medical office	2.5%
Other non-reportable segments ("Other")	1.7%
Total Portfolio	0.7%

Components of SHOP SPP Cash NOI Growth
	Core Portfolio(1)	Transition/Sale Portfolio(2)	Total
Property count	33	22	55
SPP Cash NOI Growth	2.9%	(15.3%)	(4.4%)

_______________________________________

(1)	Includes 17 properties managed by Brookdale and 16 properties managed by four operators that are not expected to undergo a transition or sale during 2018.

(2)	Represents properties managed by Brookdale that have transitioned or are expected to transition to new operators or sell in 2018.
HCP AND MORGAN STANLEY REAL ESTATE INVESTING EXPAND STRATEGIC MEDICAL OFFICE JOINT VENTURE RELATIONSHIP
HCP entered into a definitive agreement to form a new $605 million 51%/49% joint venture (the “Venture”) on a two million square foot medical office portfolio with Morgan Stanley Real Estate Investing ("MSREI"). This will be the second medical office joint venture between HCP and MSREI.
"We are excited to build on our successful relationship with Morgan Stanley Real Estate Investing," said Scott Brinker, Executive Vice President and Chief Investment Officer of HCP.  "The Venture demonstrates our ability to use strong relationships with capital partners, owners, and health systems to source and structure creative investments that are accretive to earnings and aligned with our strategy of owning on-campus medical office properties affiliated with leading health systems."
To form the Venture, MSREI will contribute cash and HCP will contribute nine wholly-owned medical office buildings (the “Contributed Assets”).  The Contributed Assets are primarily located in Texas and Florida, have a combined 1.2 million square feet of leasable space and are 80% occupied. The Contributed Assets are valued at approximately $320 million, representing a 4% disposition cap rate on a trailing 12-month basis.
The Venture intends to use the cash contributed by MSREI to fund the acquisition of a medical office portfolio (the “Portfolio”) in Greenville, South Carolina. HCP’s initial yield on the transaction is approximately 6% inclusive of joint venture fees.
Excluding three small non-strategic assets the Venture expects to immediately market for sale, the Portfolio consists of 13 assets with a combined 832,000 square feet and is 95% on-campus. The Portfolio is anchored by A-rated Greenville Health System (“GHS”), which leases 94% of the square footage and is the largest health system in South Carolina. The Venture has reached an agreement with GHS to enter into new 10-year leases concurrent with the closing of the acquisition, which is expected to occur in the third quarter.

The Portfolio is accretive to a number of HCP’s key portfolio metrics including on-campus percentage, occupancy, rent per square foot, and percentage of space leased to a health system. The Portfolio acquisition and formation of the Venture are expected to be immediately accretive to HCP’s FFO and FAD.
The Venture between HCP and MSREI builds on a portfolio of medical office buildings that was acquired in 2015 for $225 million. On a combined basis, the HCP and MSREI relationship will span 3.2 million square feet of leasable space across 33 properties.
TRANSACTION UPDATES
22-COMMUNITY PORTFOLIO SALE
As previously disclosed, HCP entered into definitive agreements to sell a portfolio of 22 Brookdale-managed senior housing communities to an investment fund managed by affiliates of Apollo Global Management for $428 million.  The transaction is expected to close in two installments, with the first closing in the third quarter and the second closing in the fourth quarter, as regulatory license transfer approvals are granted.
U.K. PORTFOLIO TRANSACTION
In June, we closed on the previously announced joint venture through which we sold a 51% interest in our U.K. holdings, generating net proceeds of approximately $402 million, including $146 million of third party property-level financing at our share. As part of the transaction, we expect to sell our remaining 49% interest in the joint venture in 2019.
Additionally, we expect to sell an £11 million loan at par to a separate buyer in the third quarter.
RIDEA II JOINT VENTURE SALE
As previously announced, in June we closed on the disposition of our remaining investment in RIDEA II, generating $332 million of proceeds.  At the time of the sale, the RIDEA II joint venture owned 49 communities, of which 46 were managed by Brookdale.
ADDITIONAL SIGNIFICANT DISPOSITION TRANSACTIONS
As previously announced, we sold five senior housing assets to Brookdale for $243 million in April 2018. Additionally, during the quarter, we sold five senior housing communities, four of which were managed by Brookdale, to third parties for $61 million.
In June, we reached a definitive agreement to sell a parcel of land in San Diego for $35 million and expect this transaction to close by year end. The land parcel was originally acquired as part of HCP's purchase of Slough Estates USA Inc. in August 2007.
In July, a tenant in our life science portfolio in South San Francisco exercised its purchase option on four properties, generating proceeds of $269 million.

OPERATOR TRANSITION UPDATES
SUNRISE
We reached an agreement with Sunrise Senior Living, LLC ("Sunrise") to transition management on a portfolio of six HCP-owned senior housing communities from Brookdale to Sunrise. To date, we have completed five transitions and expect the remaining community to transition in the third quarter.
ATRIA
To date, we have completed transitions of 20 HCP-owned senior housing communities from Brookdale to Atria Senior Living and expect to transition the remaining properties in the third quarter.
ECLIPSE
In July, we completed transitions of two HCP-owned senior housing communities from Brookdale to Elmcroft by Eclipse Senior Living ("ESL") and expect to transition one additional community to ESL in the third quarter.
DEVELOPMENT UPDATES
HAYDEN CAMPUS EXPANSION
In June, we broke ground on 75 Hayden, a 214,000 square foot Class A development at our Hayden Research Campus ("Hayden") located in the Boston suburb of Lexington. The $160 million campus expansion, expected to stabilize in 2022, will capitalize on the strong demand from tenants expanding from current locations in the Cambridge and suburban Boston submarkets. When complete, the Hayden campus will encompass 600,000 square feet of state-of-the-art Class A life science space.
PHASE III OF THE COVE 100% LEASED; COMMENCING PHASE IV DEVELOPMENT
We have signed 324,000 square feet of leases at our $224 million Phase III development of The Cove in South San Francisco. With Phase III 100% leased, we recently commenced development on the 160,000 square foot, $107 million final phase of the project ("Phase IV"). Upon Phase IV's completion in early 2020, The Cove will be a one million square foot, LEED silver, fully-integrated, waterfront life science campus located at the entrance to South San Francisco's life science cluster.
BALANCE SHEET
At June 30, 2018, we had $1.5 billion of liquidity from a combination of cash and availability under our $2.0 billion credit facility.
On July 16, 2018, we repaid $700 million of our 5.375% senior notes due 2021 using capital recycling proceeds received subsequent to June 30. In connection with the repayment, we expect to incur an extinguishment of debt charge of approximately $44 million in the third quarter.
BOARD OF DIRECTORS
HCP appointed Katherine Sandstrom as a new independent director to its Board of Directors.  Ms. Sandstrom’s career spanned over two decades at Heitman LLC, a real estate investment management firm, where she held a series of senior leadership positions. Most recently, she served as head of Heitman’s real estate securities business, overseeing more than $5 billion of assets invested through domestic and global funds, as well as separately managed accounts. Additionally, she led the firm’s buy-side investment teams for REIT securities strategies and assets held by institutional and private wealth clients. Ms. Sandstrom continues to serve as an advisor to Heitman’s securities business leaders.
DIVIDEND
On July 26, 2018, our Board declared a quarterly cash dividend of $0.37 per common share. The dividend will be paid on August 21, 2018 to stockholders of record as of the close of business on August 6, 2018.

SUSTAINABILITY
For the seventh consecutive year, we were named as a constituent to the FTSE4Good Index Series, an equity index series designed to facilitate investment in companies that meet globally recognized environmental, social and governance criteria. More information about HCP's sustainability efforts, including a link to our Sustainability Report, is available in the Sustainability section which can be found on our website at www.hcpi.com/sustainable-growth.
2018 GUIDANCE
For full-year 2018, we expect net income per share to range between $0.79 and $0.85; FFO per share to range between $1.65 and $1.69; and FFO as adjusted per share to range between $1.79 and $1.83, representing a $0.01 per share increase at the mid-point. In addition, we expect 2018 SPP Cash NOI to increase between 0.25% and 1.75%. These estimates do not reflect the potential impact from unannounced future transactions other than capital recycling activities. For additional detail and information regarding these estimates, refer to the "Projected Full Year 2018 SPP Cash NOI Growth" table below, the 2018 Guidance section of our corresponding Supplemental Report and the Discussion and Reconciliation of Non-GAAP Financial Measures, both available in the Investor Relations section of our website at http://ir.hcpi.com.

	Projected Full Year 2018 SPP Cash NOI Growth
	Low	High
Senior housing triple-net	0.50%	1.50%
SHOP	(4.00%)	0.00%
Life science	0.25%	1.25%
Medical office	1.75%	2.75%
Other	0.50%	1.50%
Total Portfolio SPP Growth	0.25%	1.75%
COMPANY INFORMATION
HCP has scheduled a conference call and webcast for Thursday, August 2, 2018, at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) to present its performance and operating results for the quarter ended June 30, 2018. The conference call is accessible by dialing (888) 317-6003 (U.S.) or (412) 317-6061 (International). The conference ID number is 6277849. You may also access the conference call via webcast in the Investor Relations section of our website at http://ir.hcpi.com. Through August 17, 2018, an archive of the webcast will be available on our website, and a telephonic replay can be accessed by dialing (877) 344-7529 (U.S.) or (412) 317-0088 (International) and entering conference ID number 10121778. Our Supplemental Report for the current period is also available, with this earnings release, in the Investor Relations section of our website.
ABOUT HCP
HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests in real estate serving the healthcare industry in the United States.  HCP owns a large-scale portfolio primarily diversified across life science, medical office and senior housing.  Recognized as a global leader in sustainability, HCP has been a publicly-traded company since 1985 and was the first healthcare REIT selected to the S&P 500 index.  For more information regarding HCP, visit www.hcpi.com.

FORWARD-LOOKING STATEMENTS
Statements in this release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among other things, statements regarding our and our officers’ intent, belief or expectation as identified by the use of words such as “may,” “will,” “project,” “expect,” “believe,” “intend,” “anticipate,” “seek,” “forecast,” “plan,” “potential,” “estimate,” “could,” “would,” “should” and other comparable and derivative terms or the negatives thereof. Examples of forward-looking statements include, among other things, (i) all statements under the heading “2018 Guidance,” including without limitation with respect to expected net income, FFO per share, FFO as adjusted per share, SPP Cash NOI and other financial projections and assumptions, including those in the “Projected Full Year 2018 SPP Cash NOI Growth” table in this release, as well as comparable statements included in other sections of this release; (ii) statements regarding the payment of a quarterly cash dividend; and (iii) statements regarding timing, outcomes and other details relating to current, pending or contemplated acquisitions, dispositions, transitions, developments, redevelopments, joint venture transactions, capital recycling and financing activities, and other transactions discussed in this release, including without limitation those described under the headings "HCP and Morgan Stanley Real Estate Investing Expand Strategic Medical Office Joint Venture Relationship", "Transaction Updates", "Operator Transition Update", "Development Updates" and "Balance Sheet." Forward-looking statements reflect our current expectations and views about future events and are subject to risks and uncertainties that could significantly affect our future financial condition and results of operations. While forward-looking statements reflect our good faith belief and assumptions we believe to be reasonable based upon current information, we can give no assurance that our expectations or forecasts will be attained. Further, we cannot guarantee the accuracy of any such forward-looking statement contained in this release, and such forward-looking statements are subject to known and unknown risks and uncertainties that are difficult to predict. These risks and uncertainties include, but are not limited to: our reliance on a concentration of a small number of tenants and operators for a significant percentage of our revenues; the financial condition of our existing and future tenants, operators and borrowers, including potential bankruptcies and downturns in their businesses, and their legal and regulatory proceedings, which results in uncertainties regarding our ability to continue to realize the full benefit of such tenants' and operators' leases and borrowers' loans; the ability of our existing and future tenants, operators and borrowers to conduct their respective businesses in a manner sufficient to maintain or increase their revenues and to generate sufficient income to make rent and loan payments to us and our ability to recover investments made, if applicable, in their operations; competition for the acquisition and financing of suitable healthcare properties as well as competition for tenants and operators, including with respect to new leases and mortgages and the renewal or rollover of existing leases; our concentration in the healthcare property sector, particularly in senior housing, life sciences and medical office buildings, which makes our profitability more vulnerable to a downturn in a specific sector than if we were investing in multiple industries; our ability to identify replacement tenants and operators and the potential renovation costs and regulatory approvals associated therewith; the risks associated with property development and redevelopment, including costs above original estimates, project delays and lower occupancy rates and rents than expected; the risks associated with our investments in joint ventures and unconsolidated entities, including our lack of sole decision making authority and our reliance on our partners' financial condition and continued cooperation; our ability to achieve the benefits of acquisitions and other investments, including those discussed above, within expected time frames or at all, or within expected cost projections; the potential impact on us and our tenants, operators and borrowers from current and future litigation matters, including the possibility of larger than expected litigation costs, adverse results and related developments; operational risks associated with third party management contracts, including the additional regulation and liabilities of our RIDEA lease structures; the effect on us and our tenants and operators of legislation, executive orders and other legal requirements, including compliance with the Americans with Disabilities Act, fire, safety and health regulations, environmental laws, the Affordable Care Act, licensure, certification and inspection requirements, and laws addressing entitlement programs and related services, including Medicare and Medicaid, which may result in future reductions in reimbursements or fines for noncompliance; changes in federal, state or local laws and regulations, including those affecting the healthcare industry that affect our costs of compliance or increase the costs, or otherwise affect the operations, of our tenants and operators; our ability to foreclose on collateral securing our real estate-related loans; volatility or uncertainty in the capital markets, the availability and cost of capital as impacted by interest rates, changes in our credit ratings, and the value of our common stock, and other conditions that may adversely impact our ability to fund our obligations or consummate transactions, or reduce the earnings from potential transactions; changes in global, national and local economic or other conditions, including currency exchange rates; our ability to manage our indebtedness level and changes in the terms of such indebtedness; competition for skilled management and other key personnel; the potential impact of uninsured or underinsured losses; our reliance on information technology systems and the potential impact of system failures, disruptions or breaches; the ability to maintain our qualification as a real estate investment trust; and other risks and uncertainties described from time to time in our Securities and Exchange Commission filings. Except as required by law, we do not undertake, and hereby disclaim, any obligation to update any forward-looking statements, which speak only as of the date on which they are made.

CONTACT
Andrew Johns
Vice President – Finance and Investor Relations
949-407-0400

HCP, Inc.
Consolidated Balance Sheets
In thousands, except share and per share data
(unaudited)

	June 30, 2018	December 31, 2017
Assets
Real estate:
Buildings and improvements	$10,683,541	$11,239,732
Development costs and construction in progress	373,818	447,976
Land	1,655,012	1,785,865
Accumulated depreciation and amortization	(2,750,351)	(2,741,695)
Net real estate	9,962,020	10,731,878
Net investment in direct financing leases	712,570	714,352
Loans receivable, net	38,691	313,326
Investments in and advances to unconsolidated joint ventures	628,607	800,840
Accounts receivable, net of allowance of $4,755 and $4,425, respectively	43,965	40,733
Cash and cash equivalents	91,381	55,306
Restricted cash	30,548	26,897
Intangible assets, net	294,056	410,082
Assets held for sale, net	692,702	417,014
Proceeds receivable from U.K. JV transaction	402,447	—
Other assets, net	554,400	578,033
Total assets	$13,451,387	$14,088,461

Liabilities and Equity
Bank line of credit	$545,226	$1,017,076
Term loan	222,923	228,288
Senior unsecured notes	6,401,502	6,396,451
Mortgage debt	140,321	144,486
Other debt	93,070	94,165
Intangible liabilities, net	49,976	52,579
Liabilities of assets held for sale, net	10,357	14,031
Accounts payable and accrued liabilities	398,920	401,738
Deferred revenue	172,369	144,709
Total liabilities	8,034,664	8,493,523
Commitments and contingencies
Common stock, $1.00 par value: 750,000,000 shares authorized; 469,829,639 and 469,435,678 shares issued and outstanding, respectively	469,830	469,436
Additional paid-in capital	8,187,385	8,226,113
Cumulative dividends in excess of earnings	(3,509,641)	(3,370,520)
Accumulated other comprehensive income (loss)	(4,080)	(24,024)
Total stockholders' equity	5,143,494	5,301,005

Joint venture partners	96,341	117,045
Non-managing member unitholders	176,888	176,888
Total noncontrolling interests	273,229	293,933
Total equity	5,416,723	5,594,938

Total liabilities and equity	$13,451,387	$14,088,461

HCP, Inc.
Consolidated Statements of Operations
In thousands, except per share data
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Revenues:
Rental and related revenues	$279,056	$263,820	$558,634	$550,038
Tenant recoveries	38,784	35,259	75,958	68,934
Resident fees and services	136,774	125,416	279,588	265,648
Income from direct financing leases	13,490	13,564	26,756	27,276
Interest income	1,447	20,869	7,812	39,200
Total revenues	469,551	458,928	948,748	951,096

Costs and expenses:
Interest expense	73,038	77,788	148,140	164,506
Depreciation and amortization	143,292	130,751	286,542	267,305
Operating	173,866	153,163	346,418	312,244
General and administrative	22,514	21,286	51,689	43,764
Transaction costs	2,404	867	4,599	1,924
Impairments (recoveries), net	13,912	56,682	13,912	56,682
Total costs and expenses	429,026	440,537	851,300	846,425
Other income (expense):
Gain (loss) on sales of real estate, net	46,064	412	66,879	317,670
Other income (expense), net	1,786	71	(38,621)	51,279
Total other income (expense), net	47,850	483	28,258	368,949

Income (loss) before income taxes and equity income (loss) from unconsolidated joint ventures	88,375	18,874	125,706	473,620
Income tax benefit (expense)	4,654	2,987	9,990	9,149
Equity income (loss) from unconsolidated joint ventures	(101)	240	469	3,509

Net income (loss)	92,928	22,101	136,165	486,278
Noncontrolling interests' share in earnings	(2,986)	(2,718)	(5,991)	(5,750)
Net income (loss) attributable to HCP, Inc.	89,942	19,383	130,174	480,528
Participating securities' share in earnings	(461)	(100)	(852)	(674)
Net income (loss) applicable to common shares	$89,481	$19,283	$129,322	$479,854

Earnings per common share:
Basic	$0.19	$0.04	$0.28	$1.02
Diluted	$0.19	$0.04	$0.28	$1.02

Weighted average shares outstanding:
Basic	469,769	468,646	469,664	468,474
Diluted	469,941	468,839	469,799	473,366

HCP, Inc.
Funds From Operations
 In thousands, except per share data
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income (loss) applicable to common shares	$89,481	$19,283	$129,322	$479,854
Real estate related depreciation and amortization	143,292	130,751	286,542	267,305
Real estate related depreciation and amortization on unconsolidated joint ventures	16,162	16,314	33,550	31,353
Real estate related depreciation and amortization on noncontrolling interests and other	(1,664)	(3,634)	(4,207)	(7,820)
Other depreciation and amortization	1,268	2,347	2,563	5,358
Loss (gain) on sales of real estate, net	(46,064)	(412)	(66,879)	(317,670)
Loss (gain) upon consolidation of real estate, net(1)	—	—	41,017	—
Taxes associated with real estate dispositions(2)	1,147	1	1,147	(5,498)
Impairments (recoveries) of depreciable real estate, net(3)	6,273	—	6,273	—
FFO applicable to common shares	209,895	164,650	429,328	452,882
Distributions on dilutive convertible units	—	—	—	3,654
Diluted FFO applicable to common shares	$209,895	$164,650	$429,328	$456,536
Diluted FFO per common share	$0.45	$0.35	$0.91	$0.96
Weighted average shares outstanding - diluted FFO	469,941	468,839	469,799	473,366
Impact of adjustments to FFO:
Transaction-related items	$1,993	$840	$3,934	$1,896
Other impairments (recoveries), net(4)	7,639	56,682	4,341	5,787
Severance and related charges(5)	—	—	8,738	—
Litigation costs	179	3,366	585	5,205
Foreign currency remeasurement losses (gains)	(195)	(768)	(65)	(845)
Total adjustments	9,616	60,120	17,533	12,043
FFO as adjusted applicable to common shares	219,511	224,770	446,861	464,925
Distributions on dilutive convertible units and other	(28)	1,738	(45)	3,632
Diluted FFO as adjusted applicable to common shares	$219,483	$226,508	$446,816	$468,557
Diluted FFO as adjusted per common share	$0.47	$0.48	$0.95	$0.99
Weighted average shares outstanding - diluted FFO as adjusted	469,941	473,528	469,799	473,366
_______________________________________

(1)	For the six months ended June 30, 2018, represents the loss on consolidation of seven U.K. care homes.

(2)	Represents the income tax impact of our RIDEA II transactions in June 2018 and January 2017.

(3)	For the three and six months ended June 30, 2018, represents the impairment of two underperforming SHOP portfolios classified as held for sale (13 total assets).

(4)
For the three months ended June 30, 2018, represents the impairment of an undeveloped life science land parcel classified as held for sale. For the three months ended June 30, 2017, represents the impairment of our Tandem Mezzanine Loan, which was sold in the first quarter of 2018. For the six months ended June 30, 2018, represents the impairment of an undeveloped life science land parcel classified as held for sale, partially offset by an impairment recovery upon the sale of our Tandem Mezzanine Loan in March 2018. For the six months ended June 30, 2017, represents the impairment of our Tandem Mezzanine Loan, net of the impairment recovery upon the sale of our Four Seasons Notes in the first quarter of 2017.

(5)	For the six months ended June 30, 2018, relates to the departure of our former Executive Chairman, including $6 million of cash severance and $3 million of equity award vestings.

HCP, Inc.
Funds Available for Distribution
In thousands
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
FFO as adjusted applicable to common shares	$219,511	$224,770	$446,861	$464,925
Amortization of deferred compensation(1)	4,299	3,327	7,719	7,092
Amortization of deferred financing costs	3,355	3,843	6,690	7,702
Straight-line rents	(5,793)	(4,882)	(16,479)	(12,278)
FAD capital expenditures	(26,346)	(25,477)	(45,592)	(47,554)
Lease restructure payments	303	314	601	854
CCRC entrance fees(2)	3,652	4,713	6,679	8,362
Deferred income taxes	(5,731)	(4,342)	(7,871)	(6,716)
Other FAD adjustments(3)	(3,147)	(2,109)	(6,774)	(3,685)
FAD applicable to common shares	190,103	200,157	391,834	418,702
Distributions on dilutive convertible units	—	1,738	—	—
Diluted FAD applicable to common shares	$190,103	$201,895	$391,834	$418,702
Weighted average shares outstanding - diluted FAD	469,941	473,528	469,799	468,669
 _______________________________________

(1)
Excludes $3 million related to the acceleration of deferred compensation for restricted stock units that vested upon the departure of our former Executive Chairman, which is included in severance and related charges for the six months ended June 30, 2018.

(2)	Represents our 49% share of non-refundable entrance fees as the fees are collected by our CCRC JV, net of reserves and CCRC JV entrance fee amortization.

(3)	Primarily includes our share of FAD capital expenditures from unconsolidated joint ventures.